Exhibit 10.11

January 9, 2009

Peter Shutte
1853 Jones Street
San Francisco, CA 94109

Dear Pete:

Sajan, Inc (the “Company”) is pleased to extend the following offer of employment to you.  This offer is subject to the completion of satisfactory employment references.

POSITION:	Vice President - Business Development - Reporting to Vera Hanzlik, CMO - Chief Marketing Officer
SALARY:	Annualized at $100,000
COMPENSATION:	5% commission base on new business provided form Business partners
STOCK OPTIONS:

You will be granted an option to purchase 40,000 shares of Sajan, Inc. common stock at fair market value based on the date of hire (start date) vesting ratably annually over three years.  The option grant will be in accordance with the applicable Sajan, Inc. option plan and a written Stock Option Agreement to he entered into between you and Sajan, Inc. Additionally, you will be provided incentive options - see attached schedule.  This is pending board approval.

FRINGE BENEFITS:

You will be eligible to participate in the various employee benefit plans offered by the Company from time to time, subject to the eligibility and other provisions of those plans.  A benefits outline summarizing the current employee benefit programs is enclosed.  For additional information about any plan, contact - Lori Bechtel.

OTHER:

As a condition of employment with the Company, each new employee is required to sign the Employee Agreement regarding Confidential Information and Intellectual Property.  The Agreement is enclosed for your review.

To accept our offer, at the bottom of this page please sign, date and confirm your start date, which is anticipated to be January 15, 2009.  We will also need a signed copy of your Confidential Agreement.  You may send your signed offer letter (both pages) and Employee Agreement to my attention at the address below or fax them to my attention at 715-426-0105.  If faxed, please mail the originals or bring them with you on your first day of employment with the Company.

Nicole Butz HR Manager, will conduct a new hire/benefits orientation with you.  She will schedule the orientation upon confirmation of your start date.

To comply with the Immigration Reform Control Act of 1986, Sajan is required to determine your eligibility for work in the United States.  Therefore, on your first day of employment you will be required to provide documentation to establish your identity and work authorization status.  A list of acceptable documents is available upon request.

This offer is not an offer of employment for a specific period of time.  Your employment with the Company will be “at will,” meaning that it could be terminated at any time, for any or no reason, at the option of either you or the Company.  You also should understand that the compensation and benefits described in this letter are subject to change during your employment at the discretion of the Company.

Pete, we look forward to you joining the Sajan team! If you have further questions regarding this offer, please do not hesitate to contact me at 715-426-9505.

Sincerely,

Vern Hanzlik
CMO

Cc:          Shannon Zimmerman
Lori Bechtel
Nicole Butz

Incentive Option Schedule

1)	Additional 20,000 options will be issued based on reaching quote plan of $2,000,000 of qualified revenue
2)	Additional 15,000 options will be issued based on reaching a total of $3,000,000 qualified revenue in 2009- 90% of the options will be issued on obtaining 90% of the revenue goal.
3)	Additional 15,000 options will be issued based on reaching a total of $4,500,000 qualified revenue in 2009-90% of the options will be issued on obtaining 90% of the revenue goal.

Signature of Acceptance	/s/ Peter Shutte	Date	1/13/09

Confirmed Start Date	1/15/2009

June 3, 2009

Peter Shutte

Dear Peter:

Sajan, Inc. (the “Company”) is pleased to extend the following offer of employment to you.  This offer is subject to Board of Director approval on your complete compensation package.  This employment offer is also contingent on your agreement and signing of our Confidentiality and Non-Compete Agreement which has been attached.

POSITION:	Vice President of Worldwide Sales
POSITION DESCRIPTION:	Direct responsibility for company sales and the attainment of revenue expectations. This position shall he responsible for the construction and execution of the company selling program.
SALARY:	Annualized at $100,000 (base)
PERFORMANCE COMMISSION:	1% on gross revenue for qualified sales (qualified sales are defined as those sales which meet the minimum gross margin criterion as established annually by the company)
STOCK OPTIONS:

You will be granted an option to purchase 170,000 shares of Sajan, Inc. common stock at fair market value based on the schedule noted below.  These options will vest upon the date of issuance.  The option grant will be in accordance with the applicable Sajan, Inc. option plan and a written Stock Option Agreement to be entered into between you and Sajan, Inc. Additionally, you will be provided performance incentive options which will be offered each year and based on a performance target set by the CEO.

All stock options will vest immediately upon sale of the company.  The exception to this would be a reverse merger model where the company would be using that model as a vehicle for financing.

FRINGE BENEFITS:

You will be eligible to participate in the various employee benefit plans offered by the Company from time to time, subject to the eligibility and other provisions of those plans.  For additional information about any plan, contact - Nicole Butz.

OTHER:

As a condition of employment with the Company, each new employee is required to sign the Employee Agreement regarding Confidential Information and intellectual Property.  The Agreement is enclosed for your review.

Stock Option Schedule

The stock option schedule represents the amount and date of issuance.  If still employed in good standing, stock options shall be issued.

Incentive Stock Option Period	Number of Incentive Stock Options	Date of issuance
Annual performance period ending Dec. 31, 2009	20,000	January 1, 2010
Annual performance period ending Dec. 31, 2010	50,000	January 1, 2011
Annual performance period ending Dec.31, 2011	50,000	January 1, 2012
Annual performance period ending Dec.31, 2011	50,000	January 1, 2013

To accept our offer, at the bottom of this page please sign, date and confirm your start date, which is anticipated to be June 4, 2009.  You will be provided with a list of prioritized objectives by your start date.

We will also need a signed copy of your Non-Disclosure/Agreement.  You may send your signed offer letter (both pages) and Employee Agreement to my attention at the address below.

Nicole Butz, HR Manager, will conduct a new hire/benefits orientation with you.  She will schedule the orientation upon confirmation of your start date.

The employment offer and the final terms of employment are subject to satisfactory review and legal interpretation of the governing laws of both Wisconsin and California.

This offer is not an offer of employment for a specific period of time. Your employment with the Company will be “at will,” meaning that it could be terminated at any time, for any or no reason, at the option of either you or the Company.  You also should understand that the compensation and benefits described in this letter are subject to change during your employment at the discretion of the Company.

Peter, we look forward to you joining the Sajan team! If you have further questions regarding this offer, please do not hesitate to contact mc at 715-426-9505.

Sincerely,

Shannon Zimmerman
szimmerman@sajan.com
CEO

Cc:          Nicole Hutz, HR Manager

Signature of Acceptance	/s/ Peter Shutte	Date	6/3/09

Confirmed Start Date	6/4/2009